Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Richard F. Fitzgerald	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 1-646-536-7331
Tel: 1-484-693-1702	Email: brett@haydenir.com
Email: Fitzgeraldr@techprecision.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports
First Quarter 2015 Financial Results

Center Valley, PA – August 18, 2014 – TechPrecision Corporation (OTCQB: TPCS) (“TechPrecision” or “the Company”), an industry leading global manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the naval/maritime, energy and precision industrial sectors, today reported financial results for the first quarter of fiscal year 2015, the period ended June 30, 2014.

First Quarter Recap

“TechPrecision continues to take the steps necessary to regain a stabilized and consistent revenue stream, higher gross margins, positive cash flow and a return to profitability,” commented Len Anthony, TechPrecision’s Executive Chairman. “I am encouraged by the sequential improvement we delivered in revenues compared to the fiscal fourth quarter of 2014, and we continue to target higher sales and production volumes to more fully exploit our capacity at Ranor. In comparison with last year’s first quarter sales volume, an increase in naval/maritime sales was offset by lower sales volume with energy and precision industrial customers, even as our customer base remains committed to sourcing TechPrecision for its consistently high quality products.”

Mr. Anthony continued, “Alexander Shen, who assumed the role of Ranor’s President in June, has been focused on achieving rapid improvement in productivity and meeting our core customers’ requirements and is working to establish a strategy that leads Ranor back to stability and profitability. Additionally, we continue to work on strengthening our liquidity and financial condition. On August 12, 2014, we executed a new forbearance agreement, effective as of August 1, 2014 and extending the new forbearance period until September 30, 2014 with our legacy bank as the previous forbearance agreement expired on July 31, 2014. We continue to pursue appropriate long-term financing facilities that will allow us flexibility in delivering our superior products to the Company’s blue chip customer base. Opportunities to recover some of the contract losses incurred the last two quarters remains a key focus of our senior team.”

First Fiscal Quarter 2015 Summary: Three Months Ended June 30

•	Net sales decreased 12% to $6.2 million compared to $7.1 million in the year-ago quarter but increased 72% from $3.6 million in revenues sequentially from fiscal Q4 of 2014.
•	Cost of goods sold included $0.4 million of contract losses recorded in the quarter ended June 30, 2014.

•	The Company is engaged in ongoing efforts to recover significant portions of the contract losses recorded within the fourth quarter of fiscal 2014 and the first quarter of fiscal 2015.
•
Due to the contract losses and lower revenue, gross profit was $0.2 million, or 3.5% gross margin, compared to gross profit of $0.4 million or 5.9% gross profit margin, in the year-ago quarter but up sequentially from a negative gross profit of $2.7 million in the fourth quarter of fiscal 2014.

•
Selling, general and administrative expenses decreased by approximately 25%, or $0.4 million, to $1.3 million from $1.7 million in the same quarter last year and sequentially decreased by 7% from $1.4 million for the fourth quarter of fiscal 2014.

•
The net loss was $1.3 million for the first quarter compared to a net loss of $1.4 million in the prior year first quarter and compared sequentially to a net loss of $4.1 million in the fourth quarter of fiscal 2014.

Balance Sheet Summary

At June 30, 2014, TechPrecision had negative working capital of $3.4 million as compared with negative working capital of $2.0 million at March 31, 2014. As of June 30, 2014, the Company had $0.9 million in cash and cash equivalents compared to $1.1 million at March 31, 2014.

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on Monday, August 18, 2014. To participate in the live conference call, please dial 1-877-548-7901 five to 10 minutes prior to the scheduled conference call time.  International callers should dial 1-719-325-4789. When prompted by the operator, mention Conference Passcode 6955783.

A replay will be available for one week starting on Monday, August 18, 2014, at 7:30 p.m. Eastern Time. To access the replay, dial 1-877-870-5176 or 1-858-384-5517. When prompted, enter Conference Passcode 6955783.
The call will also be available live by webcast at TechPrecision Corporation’s website, www.techprecision.com, and will also be available over the Internet and accessible at http://public.viavid.com/index.php?id=110539.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc., and Wuxi Critical Mechanical Components Co., Ltd., globally manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy (Solar and Wind), medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision’s goal is to be an end-to-end global service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including recurring operating losses and the availability of appropriate financing facilities impacting our ability to continue as a going concern, to change the composition of our revenues and effectively reduce operating expenses, the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Tables Follow --

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,
	2014	2013
Net sales	$6,230,341	$7,096,692
Cost of sales	6,012,101	6,676,449
Gross profit	218,240	420,243
Selling, general and administrative	1,328,773	1,770,082
Loss from operations	(1,110,533)	(1,349,839)
Other income (expense)	53	(7,552)
Interest expense	(160,589)	(70,127)
Interest income	--	3,613
Total other expense, net	(160,536)	(74,066)
Loss before income taxes	(1,271,069)	(1,423,905)
Income tax expense	--	--
Net loss	$(1,271,069)	(1,423,905)
Net loss per share (basic)	$(0.05)	$(0.07)
Net loss per share (diluted)	$(0.05)	$(0.07)
Weighted average number of shares outstanding (basic)	24,010,264	19,956,871
Weighted average number of shares outstanding (diluted)	24,010,264	19,956,871

TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30, 2014	March 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$886,888	$1,086,701
Accounts receivable, less allowance for doubtful accounts of $25,010 in 2014 and 2013	3,220,715	2,280,469
Costs incurred on uncompleted contracts, in excess of progress billings	4,696,038	5,258,002
Inventories- raw materials	242,179	293,326
Income taxes receivable	8,062	8,062
Current deferred taxes	991,096	991,096
Other current assets	457,248	461,245
Total current assets	10,502,226	10,378,901
Property, plant and equipment, net	6,327,789	6,489,212
Other noncurrent assets, net	400,493	105,395
Total assets	$17,230,508	$16,973,508

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$3,810,319	$2,888,385
Accrued expenses	3,815,754	3,893,028
Deferred revenues	651,923	1,461,689
Debt	5,584,459	4,169,771
Total current liabilities	13,862,455	12,412,873
Long-term debt, including capital leases	35,278	38,071
Noncurrent deferred taxes	991,096	991,096

Stockholders’ Equity:
Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,890,980 are designated as Series A Preferred Stock, with
1,927,508 and 2,477,508 shares issued and outstanding at June 30, 2014 and March 31, 2014,
(liquidation preference of $549,340 and $706,090 at June 30, 2014 and March 31, 2014)	524,210	644,110
Common stock -par value $.0001 per share, authorized, 90,000,000 shares issued and outstanding, 24,669,958 shares at June 30, 2014
and 23,951,004 at March 31, 2014	2,467	2,395
Additional paid in capital	6,293,864	6,105,211
Accumulated other comprehensive loss	(42,642)	(55,097)
Accumulated deficit	(4,436,220)	(3,165,151)
Total stockholders’ equity	2,341,679	3,531,468
Total liabilities and stockholders’ equity	$17,230,508	$16,973,508

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,271,069)	$(1,423,905)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	255,645	253,833
Stock based compensation expense	68,824	126,092
Provision for contract losses	366,951	687,088
Changes in operating assets and liabilities:
Accounts receivable	(940,242)	521,202
Costs incurred on uncompleted contracts, in excess of progress billings	561,964	1,047,590
Inventories – raw materials	51,153	(10,175)
Other current assets	4,001	138,184
Other noncurrent assets	(335,226)	--
Accounts payable	921,933	(1,580,512)
Accrued expenses	(431,784)	(13,103)
Deferred revenues	(809,766)	(151,355)
Net cash used in operating activities	(1,557,616)	(405,061)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(54,093)	(56,424)
Net cash used in investing activities	(54,093)	(56,424)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings of long-term debt	4,150,000	--
Repayment of long-term debt	(2,738,105)	(172,618)
Net cash provided by (used in) financing activities	1,411,895	(172,618)
Effect of exchange rate on cash and cash equivalents	1	3,496
Net decrease in cash and cash equivalents	(199,813)	(630,607)
Cash and cash equivalents, beginning of period	$1,086,701	$3,075,376
Cash and cash equivalents, end of period	$886,888	$2,444,769

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